CIMPRESS
Q3 Fiscal Year 2015 Earnings Presentation Script
April 29, 2015

This script is intended to be read together with Cimpress’ presentation dated April 29, 2015 entitled “Q3 Fiscal Year 2015 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ third quarter fiscal year 2015 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q3 fiscal 2015 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call tomorrow, April 30th at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com.

Slide 4
Total revenue for the third quarter was $339.9 million, reflecting a 19% increase year over year in USD, and 26% in constant currency, benefiting from the addition of our acquisitions of Printdeal, Pixartprinting and FotoKnudsen, and investments in Brazil and Japan, as well as sequentially improved growth rates for our Vistaprint brand.

Third quarter GAAP net income grew 526% year over year and non-GAAP adjusted net income grew 203% year-over-year. GAAP EPS was $0.25, and non-GAAP adjusted EPS was $0.72. Our non-GAAP EPS performance was moderately ahead of our expectations. Our GAAP EPS was higher than expected due to various non-cash and non-operational movements, partially offset by an increase in performance based acquisition earn-out expenses. During the quarter, we incurred below-the-line net gains related to currency movements, some of which are realized gains on hedges that offset a negative impact on our operating income, and some of which are unrealized or non-cash net gains which we exclude from our non-GAAP results. The value of the expected earn-out payment related to the Printdeal acquisition increased by $7.5 million as a result of the continued strong performance and an amendment to the terms of our arrangement. Please see additional detail later in this presentation for all the drivers of our GAAP and non-GAAP net income.

Importantly, during the quarter we continued to progress against our priorities and, as we shared with investors at our August 2014 investor day in New York, our strategic goals.

Slide 5
As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, our priorities and strategic goals are outlined in this and the next slide. Extending our history of success into the next decade, and beyond, is important to us. To that end we ask our team members to work intensely to optimize every aspect of the business according to three priorities:

1.
Leadership: being the world leader in mass customization, a discipline that lies at the intersection of what we are passionate about, where we can be the best in the world, and what drives our economic engine.

2.	Long-termism: multi-decade, mutual success for the benefit of the following stakeholders: customers, team members, society, and our long-term investors.

3.	Intrinsic value per share: the free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital.

Slide 6
Our strategy to achieve our objectives is as follows:

•	Build a software-integrated supply chain and manufacturing operational “mass customization platform” that drives scale based competitive advantages in terms of:

◦	Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers)

◦	Conformance (the degree to which we deliver products to customers as specified, on time)

◦	Cost (reducing the cost of delivering any given selection, in conformance with specification)

•
Bring our mass customization platform capabilities to market via a portfolio of customer-facing brands. These brands are expected to be managed autonomously, and charged with developing compelling and distinct value propositions that resonate with their target customers through investments in areas such as user interface, price positioning, merchandising choices, content, customer service, branding and advertising.

We remain in only the first year of our implementation efforts for this strategy, and anticipate that we will continue to make substantial investments in this strategy for multiple years.
Capital allocation is an increasingly fundamental means by which we intend to pursue our objectives and our strategy.

•
We deploy capital across a wide spectrum of opportunities and are agnostic about what category of capital allocation we fund. Rather, our choices are based on what we believe will best achieve our above-enumerated priorities. Likewise, we may raise capital and reduce capital (via share buybacks) in pursuit of our priorities.

We make these investments based upon our ability to drive discounted cash flow, and we fund projects that often have very different profiles across the capital portfolio in terms of payback period, risk, and potential reward. For example;

•	An investment in a new piece of manufacturing equipment to handle additional demand in an existing line of business may pay back, cash on cash, quite quickly.

•
Our substantial multi-year investments in Most of World (the portion of our business that targets geographic markets beyond Europe, North America, and Australia/New Zealand) are currently depressing our net income by about $15M to $20M per year and our free cash flow by even greater amounts.

•	In the past four years we have repurchased 12.8 million shares at an average price per share of $32.49, a price we believe was materially below our intrinsic value per share.

•
We invest very large amounts of capital in long-term organic technology investments in our mass customization platform and in advertising to increase the awareness and positioning of our Vistaprint brand.

•	Lately we have deployed large amounts of capital to make acquisitions in support of our strategy.

In all of the above examples, our goal is to achieve our priorities via a basket of investments, not to optimize for near-term profitability or cash flow.

Slide 7
For our Vistaprint business unit, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive of customers (a segment we refer to as "price primary") toward micro-businesses that are willing to purchase online, but seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a segment we refer to as "higher expectations").

•
We continued to optimize marketing tactics across markets in which we have already made significant pricing and positioning changes. This quarter was the anniversary of these major changes in the U.S and Germany, and we achieved double-digit revenue growth in both of these markets in the Vistaprint brand. Though this growth compared to a weak quarter in the year-ago period, we were pleased to see this rebound, as well as continued growth in the other markets in which we have made changes. Because our growth in the US and Germany compares to a weak quarter in the year-ago period, we do not necessarily expect this growth rate to extend into Q4.

•
This quarter, we also rolled out changes in the remaining smaller markets in Europe. Though we are seeing declining year-over-year revenue in these markets as a result of the changes, we are confident that we can follow a similar pattern of optimization and improvement in future quarters. As a result, we believe we are through the worst of the revenue headwinds caused by our important but disruptive customer value proposition changes in the Vistaprint brand. In the larger European markets, the UK, France, and Germany, we delivered constant currency revenue growth.

•
This quarter we saw continued traction in gross profit per customer as well as double-digit revenue growth from higher expectations customers in all major markets. Our efforts to drive consistent promotions across channels has led to strong revenue performance in our focus product categories: postcards and flyers, signage and business cards.

•
One of the improvement areas for our customer value proposition is our product selection. This quarter, we continued to make strides here for the Vistaprint brand, with additional signage options, a social media advertising solution for postcard customers, as well as enhanced options for customers to receive design help from experts within Vistaprint or third parties.

This quarter, we also launched our first-ever brand-oriented TV advertisement (without a specific product offer) in the U.S. market. This advertisement reflects years of hard work investing in an improved experience for our customers, and it has been well received. This spot was created to be used in multiple markets, and we expect to roll it out in select European markets in the coming months. This is an example of an investment that we believe will drive strong returns in the long-term, but does increase our advertising as a percent of revenue in the near-term. We believe brand advertising will help us move more potential customers from awareness to consideration over time, but it is too early to report on this today.

Slide 8
In mid-April we closed the previously announced acquisitions of Exagroup and Druck.at. We based our decisions to allocate capital to the acquisition of both companies on the relative attractiveness of expected returns of what we believe to be conservative cash flow forecasts for each company. We believe we have significant opportunity to drive returns above the stand-alone value by enabling these subsidiaries, over time, to contribute to and leverage our shared mass customization platform.

Exagroup and Druck.at are leading competitors in France and Austria respectively and are dedicated to making local graphic professionals successful through highly competitive internet-based print outsourcing. Designers, resellers and local printers rely on Exagroup and Druck.at to upload production-ready document design files for centralized production.

Slide 9
Turning to the other business units in our portfolio, we made good progress laying foundations for expansion into new geographic markets:

•
Through our joint venture in Japan, we continue to materially improve quality, delivery reliability, pricing transparency and the use of domestically relevant product formats and content. We are actively building the joint venture team and we are on track with the construction of the production facility that we expect to open in the first half of our next fiscal year.

•
Our business in India continued strong year-over-year growth off of a small revenue base. We continue to invest in expanded customer service and manufacturing operations, and we broadened our product line.

•	Printi, the startup Brazilian company in which we have a 41.6% minority interest, continues to execute well. We expect we will increase our ownership stake to just under 50% in the fourth quarter.

In Europe, Printdeal, Pixartprinting and Albumprinter performed well during the quarter.

•
Due to continued strong Printdeal performance, as well as an amendment of Printdeal's earn-out arrangement, we took additional expense of $7.5 million this quarter. The payment of the accrued earn-out will take place in two stages; the first was paid during Q3 2015 and the second will be paid in June 2016.

•
As a reminder, the Pixartprinting earn-out achievement period was completed in December 2014, and during Q4 2015 we expect to pay the full amount we had accrued for this earn-out as of Q2 (€9.6M). There was no P&L impact during Q3 for the Pixartprinting earn-out.

•	The integration of FotoKnudsen, the leading photo products competitor in Norway that we acquired in July, continues to progress as expected.

Slide 10
As we have discussed many times before, we believe that our current capabilities in mass customization are the core competitive strength of our company. We aspire to, over the coming years, significantly enhance that capability and to leverage it across multiple brands.

We have embarked on a major multi-year technology development investment, and are actively expanding our engineering, software and manufacturing teams to deliver on our vision for a common mass customization platform.

In the past quarter, our mass customization platform teams:

•
Continued to expand functionality and products through our beta site for a broad range of embroidered soft goods, promotional products and apparel that can be decorated with customer-specific logos starting at quantities of as low as one item.

•
Continued to optimize the manufacturing process for Printdeal products in our facility in Venlo, the Netherlands. As mentioned previously, this integration will last beyond the end of Fiscal 2015 and should help us reduce costs and expand the product selection offered by our various brands served via Venlo.

•	Made other productivity, reliability and conformance improvements around the world.

Slide 11
No notes here - transition slide

Slide 12
The quarterly trends for revenue are illustrated above. As described earlier, our constant-currency revenue growth excluding acquisitions completed in the past year accelerated in the third quarter.

Slide 13
The quarterly trends for various measures of income and profit are illustrated above.

In the quarter, the following non-operational items had a net negative impact of $0.4 million on our GAAP net income:

•	Operating income impacts:

•
The impact of acquisition-related earn-outs flow through our P&L after the closing of the acquisition. This quarter, we incurred an additional $7.5 million related to continued strong performance of our Printdeal acquisition as well as an amendment of the earn-out arrangement. This is in the G&A line in our P&L. We are excluding these changes from our non-GAAP results and will report the cash payments of each earn out when they are incurred.

•	Transaction costs/third-party fees associated with recent acquisitions of $0.7 million. This is not excluded from our non-GAAP results.

•	Below-the-line impacts:

•	Currency gains and losses within our "Other expense, net" line, a net gain of $8.3 million. Please see the next slide for a detailed explanation of the underlying drivers.

•
In March we issued $275 million of Senior Notes with an approximate annualized interest expense of $19 million. In this quarter the interest expense and transaction related expenses for the bond offering was $0.5 million.

Slide 14
Below is additional color on the impact of currency movements on our P&L this quarter:

•	Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 700 basis points. Our largest currency exposure for revenue is the Euro.

•	However, there are many natural expense offsets in our business, and therefore the net currency exposure of the Euro to our bottom line is less pronounced than it is for revenue.

•
For currencies where we do have a net exposure because costs and revenues are not well matched, we execute currency forward contracts for which we do not apply hedge accounting. As a result, we see volatility in our “Other expense, net” line due to changes in realized and unrealized gains and losses on the mark-to-market of outstanding currency contracts. On a GAAP basis for the third quarter, the realized gain on hedging contracts was $1.8 million, and the unrealized gain was $4.0 million. The amount which was excluded from our non-GAAP net income was a change in unrealized gains of $4.0 million.

•
We have U.S. Dollar denominated intercompany loans that result in non-operational, non-cash currency gains and losses. In Q3, this was an unrealized loss of $3.2 million (pre-tax as well as net of tax), also in the “Other expense, net” line on our GAAP income statement. We expect these fluctuations will be ongoing and we will exclude these gains and losses from our non-GAAP earnings as well, as they reflect adjustments that do not have current or long-term cash implications.

•
There is also a currency impact on acquisition-related earn-outs. In Q3, this was a gain of $1.2 million. This is now excluded from our non-GAAP net income. Prior-period non-GAAP results have been recast to reflect this (the total gains year to date are $2.3 million).

•
Additionally, in Q3 we recorded within the "Other expense, net" line realized gains of about $4.5 million based on the currency impact of revaluing working capital items (primarily accounts payable, accruals, and intercompany transactional activity). This was not excluded from our non-GAAP results.

Slide 15
Cash and cash equivalents were approximately $134.2 million as of March 31, 2015.

During the quarter, we generated $1.6 million in cash from operations, compared with $3.1 million in the third quarter of fiscal 2014. Free cash flow was a loss of $17.5 million in the third quarter compared to a loss of $11.7 million in the same period a year ago. The seasonality in our business typically creates significant working capital outflows in our third quarter in the area of accrued expenses such as advertising expenses, shipping costs, and indirect tax accruals. Our year-over-year TTM operating and free cash flow increases are due in part to increased profitability in our business excluding acquisitions in the trailing twelve months, and also due to the addition of Pixartprinting and Printdeal, which we acquired in Q4 2014.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of March 31, 2015 was relatively flat versus the year-ago TTM period. TTM GAAP ROIC was approximately 14%, and TTM Non-GAAP ROIC was approximately 24%.

Slide 16
Now that we have issued Senior Notes, we will provide additional commentary and context for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however we actively monitor it for purposes of ensuring compliance with debt covenants.

Based on our debt covenant definitions, our total leverage (which is debt to trailing twelve month EBITDA) was 1.99 as of March 31, 2015, and our senior secured leverage (which is senior secured debt to trailing twelve month EBITDA) was 0.71. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending March 31, 2015.

When including all acquired company EBITDA only as of the dates of acquisition, our EBITDA for Q3 was $47.2 million, up 80% from Q3 of 2014 and our TTM EBITDA was $238.3 million, up 47% from the year-ago TTM period.

Although we expanded our credit facility in September to $850 million, we have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of March 31st.

Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than those listed above when calculated on a proforma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our revolving credit facility.

We are currently in compliance with all of our debt covenants. Key financial covenants are:

-	Total leverage ratio not to exceed 4.5x TTM EBITDA

-	Senior leverage ratio not to exceed 3.25x TTM EBITDA

-	Interest coverage ratio of at least 3.0x TTM EBITDA

Slide 17
For the third quarter of fiscal 2015, revenue performance by geography was as follows:

•	North American revenue was $189.8 million in the third quarter, reflecting 14% year-over-year growth in reported terms and 15% in constant currency terms.

•
European revenue was $133.2 million, reflecting a year-over-year increase of 28% in reported terms and an increase of 44% year over year in constant currency terms. Excluding the results of Printdeal, Pixartprinting and FotoKnudsen, European revenue increased 5% in constant currencies. This is a sequential improvement and in line with our expectations as the roll out of changes to the value proposition have launched in our largest European markets including Germany and U.K. in FY14 and France in Q1 FY15. Revenue from newly acquired companies showed strong year-over-year growth in Q3.

•
Revenue from other regions was $16.9 million, reflecting 6% year-over-year growth in reported terms and a 21% increase year over year in constant currencies, in line with expectations for the quarter. Excluding revenue from Printi (Brazil) and Digipri (a brand in our Japan JV), the constant currency year-over-year growth rate was 14%.

Year over year for Q3, currency had a $19.6 million negative impact on reported revenue due to a weakening of all relevant major currencies against the USD.

Sequentially for Q3, all relevant major currencies weakened versus the USD, and there was a $14.6 million negative impact on our revenue as a result.

Slide 18
Quarterly operational metrics were as follows:

•
We processed approximately 7.2 million orders, a decrease of 1% year over year due to lower new and repeat customer orders in Europe and Asia Pacific. Sequentially, the trend reflects our seasonal holiday revenue.

•
Average order value in Q3 was $42.08, up 5% from an average order value of $40.14 in Q3 of last fiscal year with both new and repeat AOV growth in North America, Europe and Asia Pacific. We believe this is a positive sign of improving customer retention. Year-over-year there was a material negative impact on AOV from currency movements; without currency impacts, our AOV growth would have been above 10%.

As noted, we believe the changes we have seen in both AOV and order volume are a result of our customer value proposition changes. For example, as we continue our strategy of reducing the frequency of free and deep discount promotions, we have seen a resulting decline in both the number of new customers and short-term repeat ordering. However, we have seen a consistent trend of higher AOV, for repeat customers in particular.

These metrics do not include trends from Printdeal, Pixartprinting, FotoKnudsen or Printi.

These metrics should be viewed together and not individually, as factors such as currency exchange rate movements, product mix, marketing campaigns, partner performance, seasonality, and the like can impact them.

Slide 19
Additional customer metrics for our business excluding Printdeal, Pixartprinting, FotoKnudsen and Printi for the period ended March 31, 2015, were as follows:

•
Quarterly new customer additions in the third quarter were approximately 2.2 million, down from 2.4 million in Q3 of last fiscal year. New customer counts were flat in North America and Asia Pacific, and declined year over year in Europe due to recent changes to marketing practices.

•
We use the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA for the quarter, at approximately $31.71, was up from last quarter and the third quarter of last fiscal year. This is influenced by channel mix as the result of our recent marketing changes in top markets to make discount levels consistent across channels, as well as our Q3 investment in our previously described brand advertisement in North America. Year-over-year and sequentially, there was a currency benefit on COCA.

•
Advertising costs were $70.5 million, or 23.7% of revenue in the quarter. This is slightly higher on an absolute dollar basis and in percentage terms than 23.0% one year ago. We continue to optimize channel spend and mix particularly in Europe. The increased advertising as a percent of revenue was driven by the US, where we launched our new TV brand advertising campaign.

Our decisions about marketing spend are based upon our best estimate of the discounted cash flow of the customers we acquire. We expect this to fluctuate as we continue through our transition of improving our customer value proposition. This quarter’s dynamic was consistent with what we have seen in recent quarters as we optimize our channel mix within our advertising portfolio: lower new customer adds brought about by a change in the type of customer we are acquiring through offers that rely much less frequently on “free” products, and lower advertising as a percent of revenue, even with higher COCA, as we continue to see traction in our efforts to acquire higher value customers.

Slide 20
Our unique customer metrics on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ended March 31, 2015, unique customer count was 16.7 million, a 1% year-over-year decrease in unique customers, and a slight sequential uptick.

•
First-time unique customers in the TTM period ending March 31, 2015 declined 5% year over year while unique customers transacting from prior periods grew 6% year over year. The changes to our marketing approach, acquisition channel mix and focus on European customer economics have resulted in a decline in our total TTM new customer adds.

The implied retention rate increased 1 percentage point versus Q2 FY2015.

The operational metrics above include Webs and Albumprinter. These metrics do not include trends from Printdeal, Pixartprinting, FotoKnudsen and Printi.

Slide 21
Average bookings per unique customer on a trailing twelve month basis for the period ended March 31, 2015 was as follows:

•	Per unique customer: $77, reflecting a 5% increase year over year.

•	Per new customer: $56, reflecting 6% year-over-year growth.

•	Per customer transacting in prior periods: $103, reflecting a 2% increase year over year.

The operational metrics above include Webs and Albumprinter. They do not include trends from Printdeal, Pixartprinting, FotoKnudsen and Printi. Currency exchange fluctuations influenced these numbers negatively in this trailing twelve month period.

Slide 22
No notes here - transition slide

Slide 23
Now that we are three quarters into fiscal 2015, we are providing updated guidance which reflects operational and non-operational changes:

Our revenue outlook has changed as follows:

•
Our constant-currency operational outlook underlying our previous revenue guidance remains essentially unchanged. We are narrowing our constant currency revenue growth expectations toward the mid to upper end of the prior range as we continue to execute well against our targets.

•
Currencies have continued to move in ways that create a negative impact on our revenue. Our updated revenue guidance has been lowered by about $20 million to reflect this. Some of this reduction since the guidance we provided in January has already been locked into our third quarter results, and the rest is the projected impact on the remainder of the year using a recent 30-day average for relevant currencies.

•	Finally, our recent acquisitions of Exagroup and Druck.at are expected to add about $30 million of revenue during the remainder of the year.

•	The net impact of the above changes results in expectations for FY 15 constant currency revenue growth of 21% to 22% for the consolidated business.

We have a number of updates that increase our GAAP EPS and non-GAAP EPS guidance at the high end of the range by $0.63 and $0.10, respectively:

•	Operationally our FY15 profit outlook has improved by about $3 million versus the guidance we gave in January.

•
The largest change compared to the GAAP EPS guidance we gave last quarter is our expectation for non-operational, non-cash currency gains and losses on the revaluation of intercompany loans. Using recent currency rates, we now expect to see a full-year gain in our GAAP net income of about $13 million (previously we were expecting a loss of $12 million for the year).

•	Our GAAP EPS guidance range has been updated to include the additional $7.5 million impact of acquisition-related earn-outs in Q3. This is excluded from our non-GAAP EPS guidance.

•
As mentioned earlier, we have also recast our non-GAAP net income to exclude the currency impact on these acquisition-related earn-outs. This was $2.3 million during the first three quarters of the year.

•
Our GAAP and non-GAAP EPS guidance ranges have been updated to reflect the impact of the newly acquired businesses. We expect approximately $2.5 million dilution to GAAP net income, inclusive of transaction fees of $0.7 million already incurred in Q3 2015. The impact of the acquisitions on our non-GAAP EPS is expected to be neutral.

•
Our GAAP and non-GAAP EPS guidance ranges have been updated to reflect the impact of our recent private offering of $275 million in senior notes, which creates additional interest expense of $5 million in FY 15 (including Q3 impact already incurred).

•
Our GAAP and non-GAAP EPS guidance ranges have been updated to reflect a higher estimate for our income tax provision. For GAAP results, we expect an effective tax rate of roughly 8% to 9% of pre tax income for the year. This higher estimate is partly due to the fact that the currency loss we had previously projected for Q3 on our intercompany loan revaluation was much smaller than expected, and as such, the related tax benefit will not materialize. The tax impact on currency gains/losses on intercompany loan revaluation would be excluded from our non-GAAP results. As we have mentioned previously, we expect our cash taxes to be higher in FY15 than our GAAP tax expense.

•	We are also narrowing our EPS guidance ranges.

Slide 24

Please note that we do not expect any further impacts for acquisition-related earn-outs in our GAAP P&L for the Printdeal or Pixartprinting acquisitions, and there are no such earn-outs related to the Exagroup and Druck.at acquisitions.

Additionally, please note that the estimates for our acquisition dilution are preliminary and subject to change based on the completion of purchase accounting during the fourth quarter ending June 30, 2015.

Finally, as mentioned previously, the currency-related items that will impact other income/expense in our GAAP net income statement are challenging to predict. We exclude the unrealized or non-cash portion of these items from our non-GAAP EPS results. The EPS guidance that we are providing today estimates these impacts using the same currency rates that we use to set our revenue guidance.

Slide 25
The table above is Cimpress' revenue and EPS guidance as of April 29, 2015. Cimpress specifically disclaims any obligation to update any forward-looking statements, which should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 29, the date of this presentation. Our guidance incorporates completed acquisitions and share repurchases, and outstanding debt obligations, as of April 29, 2015. It does not incorporate any potential future M&A, share repurchase or associated expenses.

Our expectations for the full fiscal year ending June 30, 2015 are as follows:

•
If exchange rates stay the same as they were for the 30-day average in mid-April 2015, we would expect consolidated full year 2015 revenue to be $1,460 million to $1,480 million, an increase of 15% to 17% year over year in U.S. dollars and 21% to 22% in constant currencies. Of course, reported revenue will depend in part on currency exchange rate developments throughout the remainder of the fiscal year.

•
Full fiscal year GAAP EPS, on a diluted basis, is expected to be between $2.72 and $2.92 based on about 33.6 million weighted average shares outstanding. This would reflect EPS growth of 113% to 128%, and at the revenue and EPS guidance midpoints, implies net income margins of roughly 6.4%, versus net income margins of 3.4% in fiscal 2014.

We are also providing the assumptions noted on our guidance slide to facilitate comparisons with non-GAAP adjusted net income per diluted share.

•
Based on these assumptions, for the full fiscal year 2015, non-GAAP adjusted EPS is expected to be between $4.00 and $4.20, and excludes the following estimates (net of tax): expected acquisition-related amortization of intangible assets of approximately $23.7 million; share-based compensation expense of approximately $22.5 million; charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million; the impact of acquisition-related earn-outs of $14.9 million; currency (gains) related to the acquisition-related earn-outs of approximately $(2.3) million; unrealized currency (gains) on U.S. Dollar denominated intercompany loans of $(11.4) million (net of tax) based on a recent 30-day currency exchange rate for relevant currencies; Changes in unrealized (gains) on currency forward contracts of $(5.3) million, based on a recent 30-day currency exchange rate for relevant currencies.

•
This would reflect non-GAAP EPS growth of 36% to 42%, and at the revenue and non-GAAP EPS guidance midpoints, implies non-GAAP net income margins of roughly 9.5%, versus non-GAAP net income margins of 8.1% in fiscal 2014.

Slide 26
This chart shows capital expenditures in dollars and as a percentage of revenue for the past several years, and also shows our expectations for fiscal 2015 at the midpoint of our revenue guidance range. For fiscal 2015, we expect capital expenditures of $80 million to $90 million, or about 5% to 6% of our revenue guidance midpoint, which is up in absolute dollars versus capital expenditures in fiscal 2014. Our planned capital expenditures in the year will be spread across investments in facilities, manufacturing equipment and IT equipment. We plan to invest about $20 million in the expansion of our product lines and other new manufacturing capabilities. We also expect our joint venture in Japan to spend approximately $20 million in FY15 to build a production facility there, all of which we record as CapEx even though our equity ownership in the JV is only 51%.

Our free cash flow expectation for FY15 is that we can show meaningful growth over FY14 due to increased EBITDA and a favorable change in working capital, partially offset by the increase in capital expenditures implied in the guidance above.

Slide 27
In summary, we continue to focus on the strategic and operational priorities that we articulated at our Investor Day in August and over the past few years. We have three clear priorities, described above.

We are pleased with our performance year to date. We are seeing more signs that our Vistaprint brand repositioning is gaining traction, though we still have more work to do here. Our recent investments and acquisitions continue to perform well. We remain confident in our approach and ability to execute over the long term for the benefit of our customers, employees, and long-term shareholders.